OFFER TO PURCHASE FOR CASH
                        ALL OF THE OUTSTANDING SHARES OF
                                  COMMON STOCK

                                       OF

                          MICROWARE SYSTEMS CORPORATION

                                       AT

                               $0.68 NET PER SHARE

                                       BY

                             DRAKE MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                               RADISYS CORPORATION

--------------------------------------------------------------------------------
                         THE OFFER AND WITHDRAWAL RIGHTS
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
            ON THURSDAY, AUGUST 2, 2001 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

To:      Brokers, Dealers, Commercial Banks,
         Trust, Companies and Other Nominees:

     We are asking you to contact your clients for whom you hold shares of Common Stock (the "Shares") of Microware Systems Corporation, an Iowa corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by Drake Merger Sub, Inc. (the "Purchaser"), an Iowa corporation and a wholly owned subsidiary of RadiSys Corporation, an Oregon corporation ("RadiSys"), to purchase all of the outstanding Shares, at a purchase price of $0.68 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 5, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Enclosed for your information and for forwarding to your clients, for whose account you hold Shares registered in your name or in the name of your nominee, or hold Shares registered in their own names, are copies of the following documents:

     1. The Offer to Purchase dated July 5, 2001;

     2. The Letter of Transmittal to be used in accepting the Offer. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

     3. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining the client's instructions with regard to the Offer;

     4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

     5. Letter from the Company with attached Schedule 14D-9 (without exhibits); and

     6. Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT (AS DESCRIBED IN THE OFFER TO PURCHASE) AND THE MAKING OF THE OFFER BY THE PURCHASER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 2, 2001 UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal, and, if necessary, any other required documents should be sent to the Depositary and (2) either certificates representing the tendered Shares should be delivered to the Depositary, or the Shares should be tendered by book-entry transfer into the Depositary's account at one of the book-entry transfer facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents to the Depositary before the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

     Additional copies of the above documents may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.


                                                     Very truly yours,


                                                     DRAKE MERGER SUB, INC.




     Nothing contained herein or in the enclosed documents shall constitute you or any person the agent of the Purchaser, RadiSys, the Company or the Depositary, or as agent of any affiliate of any of them, or authorize you or any other person to make any statements on behalf of any of them with respect to, or use any document in connection with, the Offer, except for statements expressly made in the Offer to Purchase or the Letter of Transmittal and the documents included herewith.